UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Accredited Home Lenders Holding Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 5, 2006

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders, which will be held on Thursday, June 8, 2006 at 4:00 p.m. local time, at the Company’s principal offices, 15090 Avenue of Science, San Diego, California 92128.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which follow this letter, describe the formal business to be conducted at the meeting.

I urge you to use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. After reading the Proxy Statement, please (i) cast your vote by telephone at (888) 426-7035; (ii) cast your vote via the Internet at www.proxyvoting.com/lend or (iii) promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to ensure that your shares will be represented at the meeting. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters raised at the meeting are important to the Company.

A copy of the Company’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review the Company’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

James A. Konrath

Chairman of the Board and Chief Executive Officer

ACCREDITED HOME LENDERS HOLDING CO.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 8, 2006

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of the stockholders of Accredited Home Lenders Holding Co., a Delaware corporation, will be held on June 8, 2006, at 4:00 p.m. local time, at our principal offices located at 15090 Avenue of Science, San Diego, California 92128, for the following purposes:

1.	To elect two Class III directors to hold office for a three-year term and until their respective successors are elected and qualified. The Board has nominated the following persons for election at the meeting: Jody A. Gunderson and Richard T. Pratt, DBA.

2.	To approve the material terms of the Accredited Home Lenders Holding Co. Long-Term Performance Plan.

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 21, 2006 are entitled to notice of, and to vote at, this meeting or any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 15090 Avenue of Science, San Diego, California 92128.

By order of the Board of Directors,

James A. Konrath

Chairman of the Board and Chief Executive Officer

San Diego, California

May 5, 2006

IMPORTANT: Please cast your vote (i) by telephone at (888) 426-7035; (ii) via the Internet at www.proxyvoting.com/lend; or (iii) by filling in, dating, signing and promptly mailing the enclosed proxy card in the accompanying postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously voted by phone or over the Internet or sent in your proxy card.

Appendix A	Charter of the Audit Committee of the Board of Directors of Accredited Home Lenders Holding Co.
Appendix B	Accredited Home Lenders Holding Co. Long-Term Performance Plan

i

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of Accredited Home Lenders Holding Co., a Delaware corporation (“Accredited” or the “Company”), for use at our annual meeting of stockholders to be held on June 8, 2006, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about May 5, 2006.

SOLICITATION AND VOTING

Voting Securities. Only stockholders of record as of the close of business on April 21, 2006 will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 21,501,681 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against a proposal, abstentions and “broker non-votes” will each be counted as shares present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail and through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we have retained Morrow & Co., Inc., a proxy solicitation firm, for assistance in connection with the annual meeting at a cost of approximately $6,500.00 plus reasonable out-of-pocket expenses.

Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted “for” each proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of Accredited Home Lenders Holding Co. a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors (the “Board”) currently consisting of three Class I directors, two Class II directors and two Class III directors, who will serve until the annual meetings of stockholders to be held in 2007, 2008 and 2009, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the date of that annual meeting. The Board’s nominees for election by the stockholders at our 2006 annual meeting are the current Class III members of the Board, Jody A. Gunderson and Richard T. Pratt. If elected, the nominees will serve as directors until our Annual Meeting of Stockholders in 2009 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if an additional vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as our Board of Directors may designate.

As previously announced, Ray W. McKewon retired as our Executive Vice President, Secretary and a Class II director on July 15, 2005. Following Mr. McKewon’s retirement, the Board reduced the size of the Board to seven directors, as permitted by our Amended and Restated Certificate of Incorporation and Bylaws.

If a quorum is present and voting, the two nominees for Class III director receiving the highest number of votes will be elected as Class III directors. Abstentions and broker non-votes have no effect on the result of the vote; however, abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. In the event a nominee receives more “withhold” votes than votes in favor, the Nominating and Corporate Governance Committee will evaluate the appropriateness of the director’s continued service on the Board, as discussed more fully below under the heading “Majority Vote Policy.”

The Board of Directors recommends a vote “FOR” the nominees named above.

The following table sets forth, for our current directors, including the Class III nominees proposed to be elected at this meeting, information with respect to their ages and background.

Name	Position with our Company	Age	Director Since
Class III directors whose terms expire in 2006 and who are nominated for election at the 2006 annual meeting:

Jody A. Gunderson (1)	Director	42	2000
Richard T. Pratt, DBA(1)(2)	Director	69	2003

Class I directors whose terms expire in 2007:

James A. Konrath	Director, Chairman of the Board and Chief Executive Officer	59	1990
Gary M. Erickson(2)(3)	Director (Lead Director)	54	2003
Bowers W. Espy(1)(3)	Director	55	2004

Class II directors whose terms expire in 2008:

James H. Berglund (2)(3)	Director	73	1999
Joseph J. Lydon	President and Chief Operating Officer	47	2004

(1)	Member of the Audit Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Compensation Committee.

James A. Konrath, 59, co-founded Accredited and has served as its Chairman of the Board and Chief Executive Officer since its formation in 1990. In addition, Mr. Konrath served as Accredited’s President from 1990 to 1998. Prior to founding Accredited, Mr. Konrath was the President and Chief Executive Officer of Security Pacific Financial Services, Inc., where he managed over 1,900 people in more than 300 consumer finance offices, from 1986 to 1989. From 1983 to 1986, Mr. Konrath was the President and Chief Executive Officer of Security Pacific Housing Services, where he founded a new subsidiary focused on manufactured housing loans. Mr. Konrath earned his Bachelor of Arts degree in Accounting with a minor in Economics from the University of Wisconsin—Whitewater in 1969. Mr. Konrath also serves as a Trustee, Chairman of the Board and Chief Executive Officer of Accredited Mortgage Loan REIT Trust (the “REIT”), our indirect REIT subsidiary that has outstanding publicly held preferred shares.

James H. Berglund, 73, has served as a director of Accredited since September 1999. Mr. Berglund is a member of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of Accredited’s Board. Mr. Berglund currently serves as a general partner and managing director of Enterprise Partners Venture Capital, positions he has held since 1985. Prior to his current positions with Enterprise Partners Venture Capital, Mr. Berglund was President and a director of Continuous Curve Contact Lenses, Inc., a publicly traded company in the contact lens field that was acquired by Revlon in 1980. Mr. Berglund earned his Bachelor of Science degree in Economics from the University of Wisconsin in 1954 and Doctor of Optometry degree from Pacific University in 1960. Mr. Berglund is a board member of several private companies and served as a director of Captiva Software Corporation, a publicly traded company until May of 2005. Mr. Berglund also serves as a Trustee of the REIT.

Gary M. Erickson, 54, has served as a director of Accredited since March 2003 and as Lead Director since January 2004. Mr. Erickson is chairperson of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of Accredited’s Board. Mr. Erickson is currently practicing law at the Law Offices of Gary Erickson, emphasizing business law, estate planning, real estate law and taxation. Mr. Erickson is also President and Chief Executive Officer of Seacoast Real Estate & Development Co., Inc., a San Diego real estate investment and development firm. In April 2004, Mr. Erickson retired as an active duty Navy Captain in command of a Navy reserve region consisting of 10,000 personnel assigned to 330 reserve units. He has also served as the Deputy Commander and Chief of Staff for the Commander, Naval Surface Forces, U.S. Pacific Fleet. As a commander, he performed Chief Executive Officer equivalent functions for operational forces comprised of 5,500 personnel assigned to twelve Navy ships and managed assets valued in excess of $8 billion. As Chief of Staff, he performed Chief Operating Officer equivalent functions for the 23,000 personnel assigned to all Navy ships and shore support activities in the Pacific Fleet. Mr. Erickson served in the Navy from 1974 to 2004. Mr. Erickson earned a Juris Doctor degree from the Lewis and Clark Law School in 1983 and a Master of Laws degree in Taxation from the University of San Diego School of Law in 1992. Mr. Erickson is a member of the State Bars of California and Oregon and is a licensed real estate broker in California. Mr. Erickson also serves as a Trustee of the REIT.

Bowers W. Espy, 55, has served as a director of Accredited since July 2004. Mr. Espy is chairperson of the Compensation Committee and a member of the Audit Committee of Accredited’s Board and has 30 years of experience in mortgage and corporate finance. Mr. Espy joined Merrill Lynch as vice president, mortgage finance officer and mortgage securities trader in 1983. In 1985, he established Merrill Lynch’s first residential and commercial whole loan trading department. In 1987, he was named executive vice president and chief operating officer of Merrill Lynch Mortgage Capital Inc., responsible for all mortgage securitization activity, CMO issuance and the operation of Merrill Lynch’s mortgage banking subsidiary. From 1989 to 1993, as managing director of investment banking and head of the financial institutions restructuring group, Mr. Espy had responsibility for the acquisition of residential and commercial loan portfolios and consumer receivables, primarily from the Resolution Trust Corporation. He was named co-head of the depository institutions’ mergers and acquisitions department in 1993 where, among other assignments, he served as senior advisor to Dime Savings Bank of New York in a financial institution rights offering. Prior to joining Merrill Lynch in 1983, Mr. Espy served as deputy director of financial analysis and policy research at Federal Home Loan Bank Board in Washington, DC. In 2000, Mr. Espy joined LinkShare Corporation, a pioneering online affiliate marketing company, as senior vice president and chief financial officer. Mr. Espy earned a Bachelor of Science degree in business administration in 1972 and a Master of Arts degree in economics in 1976 from the University of Florida. Mr. Espy also serves as a Trustee of the REIT.

Jody A. Gunderson, 42, has served as a director of Accredited since January 2000. Ms. Gunderson is chairperson of the Audit Committee of Accredited’s Board. Ms. Gunderson currently serves as a managing director at Cargill Value Investment, a position that she has held since 1998. In that position Ms. Gunderson manages investments in portfolios of credit-intensive residential mortgage loans and consumer loans and manages co-investment and servicing relationships. From 1994 to 1998, Ms. Gunderson served as an investment manager at Cargill Value Investment, providing capital to subprime mortgage companies and other specialty finance companies. From 1985 to 1994, Ms. Gunderson worked at PricewaterhouseCoopers LLP. She was a manager in the financial services industry practice where she served investment fund, commercial banking and thrift clients. Ms. Gunderson earned her Bachelor of Science degree in Accounting from the University of Minnesota in 1986 and is a certified public accountant in Minnesota (inactive). Ms. Gunderson also serves as a Trustee of the REIT.

Joseph J. Lydon, 47, has served as Accredited’s President and Chief Operating Officer since May 1998, and as a director since July 2004. From February 1997 until May 1998, Mr. Lydon was Accredited’s Director of Sales and Marketing. From 1993 to 1997, Mr. Lydon was the Executive Vice President for the western division of Ford Consumer Finance, a division of The Associates First Capital Corporation. From 1977 to 1993, Mr. Lydon worked at Security Pacific Financial Services, Inc. where he ultimately became a Senior Vice President with full profit and loss responsibilities and oversight of six divisions. Mr. Lydon earned his Bachelor of Science degree in Management from Pepperdine University in 1991. Mr. Lydon also serves as Trustee and President of the REIT.

Richard T. Pratt, DBA, 69, has served as a director of Accredited since March 2003. Dr. Pratt is a member of the Audit and Nominating and Corporate Governance Committees of Accredited’s Board. Dr. Pratt is currently the Chairman of Richard T. Pratt Associates, a position he has held since 1992, at which he performs consulting activities. Dr. Pratt held the positions of Associate Professor and Professor of Finance at the David Eccles School of Business at the University of Utah from 1966 to 1997, when he retired. From 1991 to 1994, Dr. Pratt served as a Managing Director of the Financial Institutions Group of Merrill Lynch. From 1983 to 1991, Dr. Pratt served as Chairman of Merrill Lynch Mortgage, Inc., a subsidiary of Merrill Lynch & Company. Dr. Pratt was Chairman of the Federal Home Loan Mortgage Corporation from 1981 to 1983, and served as Chairman of the Federal Savings and Loan Insurance Corporation during that time. Dr. Pratt was also the presidential appointee serving as Chairman of the Federal Home Loan Bank Board from 1981 to 1983. In addition, Dr. Pratt served as a director of American Residential Investment Trust, Inc., from 1997 to 2005. Dr. Pratt currently serves as a director of Celtic Bank, Salt Lake City, a position he has held since 2001. Dr. Pratt received his Bachelor of Science degree in Finance from the University of Utah in 1960, his Masters in Business Administration from the University of Utah in 1961, and his Doctor of Business Administration from Indiana University in 1966. Dr. Pratt also serves as a Trustee of the REIT.

The Board of Directors has determined that, other than Mr. Konrath and Mr. Lydon, each of the members of the Board is an independent director as defined by the NASDAQ Marketplace rules.

Board Meetings and Committees

The Board held four meetings during the fiscal year ended December 31, 2005. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period.

Audit Committee. The members of the Audit Committee during fiscal 2005 were Ms. Gunderson, Mr. Espy and Dr. Pratt. Each of the members of the Audit Committee satisfies applicable independence requirements as defined by the NASDAQ Marketplace rules. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. The functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Board has determined that Ms. Gunderson is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission (the “SEC”), due to her professional experience described above. The Audit Committee held eleven meetings during the 2005 fiscal year.

Compensation Committee. The members of the Compensation Committee during fiscal 2005 were Mr. Berglund, Mr. Espy and Mr. Erickson. Each of the members of the Compensation Committee satisfies applicable independence requirements as defined by the NASDAQ Marketplace rules. The Compensation Committee sets the salary and bonus earned by the Chief Executive Officer, reviews and approves salary and bonus levels for other executive officers and approves stock option grants to executive officers. The Compensation Committee held six meetings during the 2005 fiscal year.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee (the “Governance Committee”) during fiscal 2005 were Mr. Berglund, Mr. Erickson and Dr. Pratt. Each of the members of the Governance Committee satisfies applicable independence requirements as defined by the NASDAQ Marketplace rules. The Governance Committee considers qualified candidates for appointment and nomination for election to the Board and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board and oversees the regular evaluation of our directors and management. The Governance Committee held five meetings during the 2005 fiscal year. The Governance Committee will consider nominees recommended by stockholders. See “Director Nominations” for a description of the procedures to be followed in submitting recommendations.

Director Nominations

Consistent with its charter, the Governance Committee will evaluate and recommend director nominees to the Board for each election of directors.

In fulfilling its responsibilities, the Governance Committee considers the following factors:

•	the appropriate size of the Company’s Board and its committees;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in mortgage banking, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	experience with accounting rules and practices;

•	applicable regulatory and securities exchange/association requirements;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	a balance between the benefit of continuity and the desire for a fresh perspective provided by new members.

The Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees. However, the Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, recognize that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board must meet the definition of “independent director” under the NASDAQ Marketplace rules. The Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board will be polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. If the Governance Committee believes that the Board requires additional candidates for nomination, the Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder who (i) has continuously held at least 1% of the outstanding shares of the Company’s common stock entitled to vote at the annual meeting of stockholders for at least one year prior to the date the stockholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with the Company’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying stockholder must be received by the Company no later than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders. Any stockholder recommendation for director nominee must be submitted to the Company’s Corporate Secretary in writing at 15090 Avenue of Science, San Diego, California 92128 and must contain the following information:

•	a statement by the stockholder that he/she is the holder of at least 1% of the Company’s common stock and that the stock has been held for at least one year prior to the date of the submission and that the stockholder will continue to hold the shares through the date of the annual meeting of stockholders;

•	the candidate’s name, age, contact information and current principal occupation or employment;

•	a description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed;

•	the candidate’s resume; and

•	three references.

The Governance Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above.

All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.

Communications with Directors

For information concerning our policy on Communications with Directors, stockholders may visit our website at www.accredhome.com and select “Corporate Governance” under the Investors/Shareholders link.

Director Attendance at Annual Meetings

For information concerning our policy on Director Attendance at Annual Meetings, stockholders may visit our website at www.accredhome.com and select “Corporate Governance” under the Investors/Shareholders link. All of our directors, with the exception of Mr. Espy, attended the 2005 annual meeting of stockholders.

Majority Vote Policy

Our Governance Committee has adopted, and our Board has approved, a Majority Vote Policy that applies in uncontested director elections. Under that policy, in the event that a director nominee receives more “withhold” votes than votes in favor of his or her election, the Governance Committee will evaluate the nominee’s qualification for continued service as a director and recommend any remedial action to the Board (including requiring resignation). For additional information on our Majority Vote Policy, stockholders may visit our website at www.accredhome.com and select “Corporate Governance” under the “Investors/Shareholders” link.

Stock Ownership Guidelines

Following adoption by our Compensation Committee, our Board has approved stock ownership guidelines applicable to directors and certain key employees. The guidelines encourage our directors and select employees to retain ownership of our common stock, with a value based upon a multiple of their cash compensation. The guidelines are designed to provide an additional means of aligning the interests of our directors and key personnel with those of our stockholders.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a written charter for each of the committees described above. In addition, the Audit Committee has adopted, and the Board has approved, a Code of Ethics for Employees and Directors that applies to all of our employees, officers and directors. Links to these materials are available on our website at www.accredhome.com under the heading “Corporate Governance” on the Investors/Shareholders link. A copy of the written charter of our Audit Committee, as adopted by our Board of Directors, is attached to this proxy statement as Appendix A.

PROPOSAL NO. 2

APPROVAL OF THE MATERIAL TERMS OF THE ACCREDITED HOME LENDERS HOLDING CO. LONG-TERM PERFORMANCE PLAN

The Compensation Committee of the Board established the Accredited Home Lenders Holding Co. Long-Term Performance Plan (the “Plan”) effective January 1, 2006. A copy of the Plan is attached to this proxy statement as Appendix B. The summary of the plan below is qualified in its entirety by the text of the Plan document. The Compensation Committee has designated 6 participants for the performance period that began on January 1, 2006, and will end on December 31, 2006. See also “Report of the Compensation Committee on Executive Compensation.” The Compensation Committee has set net income as the business criterion for this performance period.

At the annual meeting, we are asking stockholders to approve the material terms of the Plan in order to qualify payments that may be made to certain Company officers under the Plan as deductible for U.S. federal income tax purposes. The Board believes that the Plan benefits stockholders by linking a portion of executive compensation to performance and by qualifying amounts paid pursuant to the Plan for a U.S. federal income tax deduction.

Summary of the Plan

General

The Plan is designed to motivate and reward key employees of the Company to produce results that increase stockholder value and to encourage individual and team behavior that helps the Company achieve both short-term and long-term company objectives.

Administration

The Compensation Committee of the Board administers the Plan and has full power to interpret and administer the Plan.

Participation and Eligibility

The Compensation Committee designates the key employees of the Company or one of its affiliates who will be participants for each performance period.

Plan Operation

At the beginning of each performance period, the Compensation Committee will determine the length of the performance period and the participants in the Plan for that performance period. The Compensation Committee will determine for each participant:

•	the objectively determinable performance targets based upon objective business criteria set forth in the Plan. These objective business criteria may include one or more of: sales revenue; gross margin; operating margin; profit margin; operating income; pre-tax profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net income; expenses; market price of the shares; earnings per share; return on stockholder equity; return on capital; return on net assets; return on investment; internal rate of return; economic value added; market share; customer service; customer satisfaction; total stockholder return; free cash flow; budget; internal audit/risk assessment; group or corporate financial goals; dividends; attainment of strategic and operational initiatives; cost to originate loans; loan quality; loan origination; loan delinquency rates; liquidity management; loan losses; net interest income; net interest income margin; expense ratio; debt to capitalization; debt to equity; comparisons with various stock market indices; increase in number of customers; reductions in costs (or limits on cost increases); mortgage loans; resolution of administrative or judicial proceedings or disputes; employee retention, development, succession planning; diversity; compliance; or such other measures as determined by the Compensation Committee consistent with objective business criteria; and

•	the target award.

The Compensation Committee has the discretion to designate different performance periods resulting in overlapping performance periods, and it may implement performance periods of different lengths of up to three years. The target award is an amount that may be paid if performance in the relevant measure(s) during the performance period is at the target selected for the performance period. The target award may vary by participant. The Compensation Committee will establish the target award and performance targets for each participant as presented under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to covered employees under that section, generally by the 90th day of the performance period.

Payouts

Following the end of each performance period, the Compensation Committee will certify in writing the level of performance attained for the performance period and the payout, if any, to which each participant is entitled based upon performance against the target.

In determining the amount of payouts to individuals subject to Section 162(m), the Compensation Committee has no discretion to increase the amount of a participant’s payout based on performance against the target. The Compensation Committee has unlimited discretion to reduce the amount of a participant’s payout that would otherwise be payable to the participant based on performance against the target.

Although the Compensation Committee may make exceptions, a participant will forfeit any payout for a performance period during which such participant terminates his or her employment with the Company for reasons other than death, permanent and total disability or retirement.

Payouts are made in cash or in shares of the Company’s common stock under a Company equity compensation plan. Payouts to any participant with respect to any performance period may not exceed five million dollars.

Federal Income Tax Considerations

All amounts paid pursuant to the Plan are taxable income to the employee when paid. The Company will be entitled to a federal income tax deduction for all amounts paid under the Plan if its material terms are approved by stockholders and the Plan is administered in accordance with the requirements of Section 162(m) of the Code.

Amendment and Termination of the Plan

The Compensation Committee or the Board may amend, suspend or terminate the Plan at any time and for any reason.

Estimated Bonuses

The following table shows the range of payouts payable under the Plan after the conclusion of the existing performance period on December 31, 2006 to certain individuals and groups, all of which are less than the maximum bonus per performance period allowed under the Plan. The Compensation Committee retains the right to exercise discretion to pay a lower bonus than that achieved based on performance against the net income targets set for the performance period, or to pay no bonus, for any reason. The ranges below are for the performance period ending on December 31, 2006 and are not necessarily indicative of payouts payable for future performance periods.

NEW PLAN BENEFITS

	Cash		Shares (Dollar Value)
Name	Minimum	Maximum	Minimum	Maximum*
James A. Konrath	—	$637,500	—	$1,810,500
Chairman and Chief Executive Officer

Joseph J. Lydon	—	637,500	—	1,810,500
President and Chief Operating Officer

Ray W. McKewon	—	—	—	—
Former Executive Vice President and Secretary

Stuart D. Marvin	—	637,500	—	1,810,500
Executive Vice President and Secretary

Jeffrey W. Crawford	—	404,400	—	1,148,496
Director of Operations

John S. Buchanan	—	315,782	—	896,819
Chief Financial Officer

All current executive officer participants as a group	—	2,632,682	—	7,476,815

All current non-employee directors as a group	**	**	**	**

All non-executive officer employee participants as a group		270,000		766,800

*	The percentage value of the maximum share awards may exceed the listed amounts in 10% increments for incremental performance in excess of the upper end of the plan.
**	Non-employee directors do not participate in the Plan.

Required Approval

In the event that stockholder approval of the material terms of the Plan is not obtained, awards previously granted under the Plan will remain valid and outstanding and future awards will be granted under the Plan only to the extent permitted under Section 162(m) of the Code.

Our Board of Directors recommends a vote FOR the approval of the material terms of the

Accredited Home Lenders Holding Co. Long-Term Performance Plan

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Grant Thornton LLP (“Grant Thornton”) has been the Company’s independent registered public accounting firm since June 2005 and has been selected by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. Although the Company is not required to seek stockholder approval of this appointment, the Board of Directors believes it to be sound corporate governance to do so. In the event that the stockholders fail to ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. A representative of Grant Thornton is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

On June 14, 2005, we engaged Grant Thornton to serve as our independent registered public accounting firm for the 2005 fiscal year. On that same date, we dismissed our former independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”). The decision to change accounting firms was approved by our Audit Committee.

Deloitte’s audit reports on our consolidated financial statements as of and for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In the two fiscal years ended December 31, 2004 and 2003, and from January 1, 2005 to June 14, 2005, there were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its opinion on our consolidated financial statements for such year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K except as set forth below:

In our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which we filed with the Securities and Exchange Commission on April 1, 2005, Management’s Report on the Internal Control over Financial Reporting stated that, because of the material weakness disclosed in that report relating to the Company’s accounting for cash flows from mortgage origination activities, the Company’s internal control over financial reporting was not effective as of December 31, 2004; and Deloitte’s report on the effectiveness of the Company’s internal control over financial reporting expressed an opinion that, because of such material weakness, the Company had not maintained effective internal control over financial reporting as of December 31, 2004. The Audit Committee discussed the subject matter of this reportable event with Deloitte. We gave permission to Deloitte to respond fully to the inquiries of the successor auditor, including concerning the subject matter of this reportable event.

Prior to engaging Grant Thornton, the Company did not consult with Grant Thornton regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered by Grant Thornton, or (iii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

The following table sets forth the aggregate fees billed to Accredited Home Lenders Holding Co. for the fiscal year ended December 31, 2005 by Grant Thornton and the fiscal years ended December 31, 2005 and December 31, 2004 by our prior auditors, Deloitte & Touche LLP:

	(dollars in thousands)
	Fiscal 2005	Fiscal 2004
Audit Fees (1)	$1,407	$1,598
Audit-Related Fees (2)	$—	$—
Tax Fees (3)	$194	$250
All Other Fees (4)	$133	$169

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements (including compliance testing related to internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002), for the audit of the REIT’s annual financial statements, and review of interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements. The amount reflected under the heading “Fiscal 2005” in the table above includes approximately $80,000 of fees billed by Deloitte & Touche LLP. “Fiscal 2004” includes approximately $77,000 of additional fees billed by Deloitte & Touche LLP in 2005 not previously included.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. This category includes miscellaneous audit-related inquiries throughout the fiscal year.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audits and miscellaneous tax questions throughout the fiscal year. The amount reflected under the heading “Fiscal 2005” in the table above consists entirely of fees billed by Deloitte & Touche LLP.
(4)	All Other Fees consist of fees for products and services other than the services reported above. These services include agreed upon procedures on the securitizations that occurred during the fiscal year. The amount reflected under the heading “Fiscal 2005” in the table above consists entirely of fees billed by Deloitte & Touche LLP.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting. The Audit Committee approved 100% of the services described in the table above. To our knowledge, none of the hours spent by Deloitte on auditing our financial statements in 2005 were attributed to work performed by persons that were not full-time, permanent employees of Deloitte. To our knowledge, none of the hours spent by Grant Thornton on auditing our financial statements for 2005 were attributed to work performed by persons that were not full-time, permanent employees of Grant Thornton.

Vote Required and Board of Directors Recommendation

If a quorum is present, approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors recommends a vote “FOR” the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 5, 2006, certain information with respect to the beneficial ownership of the Company’s common stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each director and director-nominee, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers of the Company as a group.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent(3)
Earnest Partners, LLC(4)	4,220,584	19.6%
75 Fourteenth Street, Suite 2300
Atlanta, GA 30309
Ruane, Cunniff & Goldfarb, Inc.(5)	1,688,304	7.9%
767 Fifth Avenue, Suite 4701
New York, NY 10153-4798

Perry Corp.(6)	1,600,000	7.4%
599 Lexington Avenue
New York, NY 10022
Eubel Brady & Suttman Asset Management, Inc.(7)	1,333,145	6.2%
7777 Washington Village Dr.
Dayton, OH 45459
Goldman Sachs Asset Management, L.P.(8)	1,320,515	6.1%
32 Old Slip
New York, NY 10005
James A. Konrath(9)	1,856,270	8.6%
Joseph J. Lydon(10)	805,530	3.7%
Ray W. McKewon(11)	779,401	3.6%
Stuart D. Marvin(12)	57,428	*
Jeffrey W. Crawford(13)	51,283	*
Jody A. Gunderson(14)	52,835	*
John S. Buchanan(15)	25,712	*
Richard T. Pratt(16)	22,280	*
James H. Berglund(17)	15,621	*
Gary M. Erickson(18)	15,585	*
Bowers W. Espy(19)	4,375	*
Directors and executive officers as a group (16 persons)(20)	3,686,320	17.0%

*	Less than 1%.
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days.
(3)	Calculated on the basis of 21,483,599 shares of common stock outstanding as of April 5, 2006, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after April 5, 2006, are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.
(4)	Based on a Schedule 13G filed by Earnest Partners, LLC on January 30, 2006. Earnest Partners, LLC retains sole voting power with respect to 1,105,200 of its 4,220,584 shares, and shared voting power with respect to 1,284,484 of its 4,220,584 shares. Earnest Partners, LLC retains sole dispositive power with respect to all 4,220,584 shares.

(5)	Based on a Schedule 13G filed by Ruane, Cunniff & Goldfarb, Inc. with the SEC on February 14, 2006. Ruane, Cunniff & Goldfarb retains sole voting power with respect to 1,532,743 of its 1,688,304 shares, and retains sole dispositive power with respect to all of its 1,688,304 shares.
(6)	Based on a Schedule 13G filed by Perry Corp. with the SEC on February 13, 2006. Perry Corp. is a private investment firm, and Richard C. Perry is its President and sole stockholder. Perry Corp. retains sole voting and dispositive power with respect to all of its 1,600,000 shares.
(7)	Based on a Schedule 13G filed by Eubel Brady & Suttman Asset Management, Inc. with the SEC on February 14, 2006. Eubel Brady & Suttman retains sole voting and dispositive power with respect to all of its 1,333,145 shares.
(8)	Based on a Schedule 13G filed by Goldman Sachs Asset Management, L.P. with the SEC on January 31, 2006. Goldman Sachs Asset Management retains sole voting power on 1,058,609 of its 1,301,626 shares and sole dispositive power with respect to all of its 1,301,626 shares.
(9)	Includes 1,356,270 shares held in a family trust and 500,000 shares held in annuity trusts.
(10)	Includes 800,000 shares held in a family trust and 5,530 shares of phantom stock vested under the Company’s Deferred Compensation Plan that will be settled in shares of our common stock on a one-for-one basis, commencing on termination.
(11)	Includes 748,879 shares held by trust, 200 shares held indirectly by spouse and 30,322 shares of phantom stock vested under the Company’s Deferred Compensation Plan that will be settled in shares of our common stock on a one-for-one basis, commencing following termination.
(12)	Includes 21,666 shares subject to options that may be exercisable within 60 days of April 5, 2006 and 28,480 shares subject to vesting and a Company reacquisition right.
(13)	Includes 43,937 shares held in a family trust and 3,708 shares subject to options that may be exercised within 60 days of April 5, 2006 and 3,638 shares of phantom stock vested under the Company’s Deferred Compensation Plan that will be settled in shares of our common stock on a one-for-one basis, commencing on termination.
(14)	Includes 46,625 shares subject to options that may be exercised within 60 days of April 5, 2006 and 2,460 shares of phantom stock vested under the Company’s Deferred Compensation Plan that will be settled in shares of our common stock on a one-for-one basis, commencing on termination.
(15)	Includes 9,438 shares subject to options that may be exercised within 60 days of April 5, 2006 and 1,596 shares of phantom stock vested under the Company’s Deferred Compensation Plan that will be settled in shares of our common stock on a one-for-one basis, commencing on termination.
(16)	Includes 13,125 shares subject to options that may be exercised within 60 days of April 5, 2006 and 2,496 shares of phantom stock vested under the Company’s Deferred Compensation Plan that will be settled in shares of our common stock on a one-for-one basis, commencing on termination.
(17)	Includes 13,125 shares subject to options that may be exercised within 60 days of April 5, 2006 and 2,460 shares of phantom stock vested under the Company’s Deferred Compensation Plan that will be settled in shares of our common stock on a one-for-one basis, commencing on termination.
(18)	Includes 13,125 shares subject to options that may be exercised within 60 days of April 5, 2006.
(19)	Includes 4,375 shares subject to options that may be exercised within 60 days of April 5, 2006.
(20)	See notes 9 through 19. Includes 143,312 shares subject to options exercisable within 60 days of April 5, 2006 and 52,126 shares of phantom stock vested under the Company’s Deferred Compensation Plan that will be settled in shares of our common stock on a one-for-one basis.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth, for the fiscal years ended December 31, 2005, 2004 and 2003 all compensation earned for services rendered in all capacities by the Chief Executive Officer and each of the other top four executive officers whose salary and bonus exceeded $100,000 in 2005. These five officers are referred to as the “named executive officers.” Ray W. McKewon, the Company’s former Executive Vice President and Secretary, is also included below, since he would otherwise have been included if he had not resigned as an employee and director of the Company effective July 15, 2005. No other individual who would otherwise have been includable in such table has resigned or otherwise terminated employment during 2005. The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of the named executive officers in 2005, 2004 and 2003. In addition, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees.

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards
Name and Principal Position		Salary		Bonus(1)		Restricted Stock Awards(1)(2)		Securities Underlying Options		All Other Compensation(3)
James A. Konrath	2005	$411,410		$514,263		$575,991		—		$6,300
Chairman and Chief Executive	2004	$357,083		$446,354		$803,438		—		$6,833
Officer	2003	$318,983		$398,729		$382,782		—		$6,958

Joseph J. Lydon	2005	$411,410		$514,263		$575,991		—		$244,300	(4)
President and Chief Operating	2004	$357,083		$446,354		$803,438		—		$244,500	(4)
Officer	2003	$320,987		$401,234		$385,185		—		$244,000	(4)

Ray W. McKewon	2005	$244,792		$595,698		$—		—		$—
Former Executive Vice	2004	$357,083		$446,354		$803,438		—		$6,500
President and Director	2003	$318,983		$398,729		$382,782		—		$6,500

Stuart D. Marvin	2005	$300,918	(5)	$781,250	(6)	$999,933	(7)	80,000	(8)	$573,526	(9)
Executive Vice President and	2004	$—		$—		$—		—		$—
Secretary	2003	$—		$—		$—		—		$—

Jeffrey W. Crawford	2005	$261,485		$326,856		$366,082		25,000	(10)	$6,300
Director of Operations	2004	$232,496		$290,620	(11)	$523,116		—		$6,500
	2003	$211,200		$264,000		$253,423		—		$6,000

John S. Buchanan	2005	$209,615	(12)	$129,808		$62,931		—		$6,300
Chief Financial Officer	2004	$195,833	(13)	$137,083		$166,448		—		$6,150
	2003	$148,200		$103,740		$111,143		—		$6,000

(1)	These amounts represent bonuses earned in 2005 paid in 2006, earned in 2004 paid in 2005, earned in 2003 and paid in 2004 respectively.
(2)

Except with respect to Mr. Marvin, these represent phantom stock units under the Company’s Deferred Compensation Plan Subject to vesting as follows: 50% of the stock units with respect to each award will vest on the second anniversary of the date of grant, with an additional 25% vesting on each of the third and fourth anniversaries of the date of grant. Each share of phantom stock is the economic equivalent of one share of Accredited’s common stock. The shares of phantom stock will be settled in shares of Accredited common stock on the individual’s elected settlement date, provided such shares have vested. The dollar value (net of any consideration paid by the named executive officer) of any award of restricted stock is calculated by multiplying the closing market price of the Company’s unrestricted stock on the date of grant by the number of units awarded. Each named executive officer held restricted stock at December 31, 2005, in the aggregate number of shares of our common stock and the aggregate value as of that date as follows: Mr. Konrath—30,322 shares, $1,503,365; Mr. Lydon—30,391 shares, $1,506,786; Mr. McKewon—30,322 shares, $1,503,365; Mr. Crawford—19,863 shares, $984,808; Mr. Marvin—28,480 shares, $1,412,038; and Mr. Buchanan—7,196 shares, $356,778. No dividends will be paid on the restricted stock awards listed.

(3)	Includes contributions made by us to our 401(k) plan on behalf of such officers.
(4)	Includes supplemental income to Mr. Lydon in the amount of $238,000 pursuant to a letter agreement dated August 1, 2001. See “Certain Relationships and Related Transactions.”
(5)	Represents salary paid to Mr. Marvin since his employment effective April 11, 2005.
(6)	Includes a $250,000 cash signing bonus paid on May 1, 2005.
(7)	Includes two restricted stock awards of 14,240 shares each, subject to vesting and a Company reacquisition right.
(8)	Subject to four year vesting.
(9)	Represents a gross-up to cover the federal and state income tax associated with Mr. Marvin’s election under Section 83(b) of the Internal Revenue Code of 1986, as amended, in connection with Mr. Marvin’s receipt of two restricted stock awards of 14,240 shares each. See also “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” below.
(10)	This amount represents an award earned in 2005 and paid in 2006.
(11)	Includes $58,124 of bonus deferred by Mr. Crawford in 2005 for the bonus earned in 2004 and paid in 2005 pursuant to the Company’s Deferred Compensation Plan.
(12)	Includes $31,442.28 of salary deferred by Mr. Buchanan in 2005 pursuant to the Company’s Deferred Compensation Plan.
(13)	Includes $29,375 of salary deferred by Mr. Buchanan in 2004 pursuant to the Company’s Deferred Compensation Plan.

Options Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value
James A. Konrath	—	—	—	—	—
Joseph J. Lydon	—	—	—	—	—
Ray W. McKewon	—	—	—	—	—
Stuart D. Marvin	80,000	10.8%	$39.25	4/27/15	$1,002,400	(1)
Jeffrey W. Crawford	—	—	—	—	—
John S. Buchanan	—	—	—	—	—

(1)	The present value was calculated using a Black-Scholes option pricing model.

Option Exercises and Fiscal 2005 Year-End Values

The following table provides the specified information concerning exercises of options to purchase our common stock in the fiscal year ended December 31, 2005, and unexercised options held as of December 31, 2005, by the persons named in the Summary Compensation Table above.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

			Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable(2)	Unexercisable	Exercisable(2)	Unexercisable
James A. Konrath	—	—	—	—	—	—
Joseph J. Lydon	—	—	—	—	—	—
Ray W. McKewon	—	—	—	—	—	—
Stuart D. Marvin	—	—	—	80,000	—	$826,400
Jeffrey W. Crawford	—	—	3,396	687	$151,673	$29,033
John S. Buchanan	5,000	$184,250	9,125	875	$424,918	$43,383

(1)	Based on a market value of $49.58 per share, the closing price of our common stock on December 30, 2005, as reported by the NASDAQ National Market.
(2)	The options listed were granted under the 1995, 1998 and 2002 Stock Option Plans and vest and become exercisable 1/4 after one year and an additional 1/48 per month thereafter.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The employment of our executive officers is at will. The Company has not entered into employment agreements with any of our executive officers, except as described in the following two paragraphs.

Pursuant to a letter from us to Mr. Lydon dated August 1, 2001, we agreed to pay Mr. Lydon supplemental compensation payments of $238,000 on August 1, 2002 and on each August 1 thereafter through August 1, 2005. See also “Certain Relationships and Related Transactions.”

On April 6, 2005, Accredited announced the appointment of Stuart D. Marvin as Executive Vice President in charge of finance, capital markets and corporate communications. We have entered into an executive employment agreement with Mr. Marvin effective as of April 11, 2005. Pursuant to the terms of that agreement, Mr. Marvin was initially paid a base salary of $425,000 per year. Mr. Marvin was also paid an initial cash bonus of $250,000 on May 1, 2005. Mr. Marvin was granted, as a material inducement to his employment with Accredited, two restricted stock awards of 14,240 shares each, on April 15, 2005. The shares underlying the first award shall become vested in an amount equal to 50% of the award on April 15, 2007, with an additional 25% vesting on each of April 15, 2008 and April 15, 2009. The shares underlying the second award shall become vested in an amount equal to 50% of the award on February 15, 2008, with an additional 25% vesting on each of February 15, 2009 and February 15, 2010. Mr. Marvin also received a gross-up in respect of the stock grants in an amount sufficient to cover the federal and state income tax associated with each grant as necessary to reflect Mr. Marvin’s election under Section 83(b) of the Internal Revenue Code of 1986, as amended. Additionally, Mr. Marvin is eligible to participate in our Long-Term Performance Plan (“LTPP”—see also “Proposal No. 2—Approval of the Material Terms of the Accredited Home Lenders Holding Co. Long Term Performance Plan”). The LTPP provides for both cash and stock compensation awards. During 2005, Mr. Marvin was eligible to participate in the 2005 Management Incentive Plan, specifically the Executive Management component (“Executive Plan”), and he received a cash bonus under that plan equal to $781,250 (including his $250,000 signing bonus), of which $400,000 was guaranteed. At the time the Compensation Committee designated the participants in the LTPP, it removed all participants from inclusion in the 2006 Incentive Compensation Plan for Executive Management, except to the extent of Mr. Marvin’s minimum guaranteed cash bonus of $100,000 in each of 2006 and 2007. During 2005, Mr. Marvin was also eligible for stock awards under the Executive Plan, provided that his participation in the stock component, if any, was limited to the extent the determined bonus exceeded the “floor” value of $1,000,000 (which is equal to the value of the two restricted stock awards already provided to Mr. Marvin). In addition, Mr. Marvin received an initial grant of 80,000 stock options to acquire shares of our common stock, with an exercise price equal to the fair market value of our common stock on the date of grant. These options are subject to such other standard terms and conditions as all other stock options granted to executive management and are evidenced by our standard form of executive stock option agreement.

Compensation of Directors

During 2005, each of our non-employee directors received $1,500 for each meeting of the Board they attended and an annual retainer of $25,000, paid quarterly in arrears. In addition, each of our non-employee directors other than Audit Committee members received $1,000 for each committee meeting they attended; the chairpersons of the Compensation Committee and Nominating & Corporate Governance Committee each received an additional $1,000 per meeting attended, and the chairperson of the Audit Committee received an additional $2,000 per meeting attended. Effective January 27, 2005, compensation for each of our non-employee director Audit Committee members was increased to $2,000 per meeting attended, and compensation for the chairperson of the Audit Committee was increased to $4,000 per meeting attended.

Effective January 1, 2004, the Board elected Mr. Erickson to serve as the Lead Director on the Board at an additional annual retainer of $25,000, paid quarterly in arrears. The primary responsibilities of the Lead Director include acting as a liaison between the Board and the Chairman of the Board; serving as Chairman of the Board during executive sessions of non-employee directors; and facilitating communications between committees and from Company employees and stockholders to the Board. The Lead Director is nominated and appointed by Board resolution.

Each non-employee director is entitled to receive an annual grant of stock options to purchase 7,500 shares of our common stock on the date of each annual meeting of stockholders under our 2002 Stock Option Plan (the “2002 Plan”). As discussed in the following paragraph, however, since March 2004, we have been awarding annual grants of restricted shares in lieu of these annual grants of stock options. The 2002 Plan also provides for an initial, automatic grant of an option (“Initial Option”) to purchase 17,500 shares of our common stock upon a new non-employee director’s election to our Board. Notwithstanding the foregoing, a non-employee director granted an Initial Option on, or within a period of six months prior to, the date of an annual meeting of stockholders is not entitled to receive an annual option with respect to that annual stockholders’ meeting. Each Initial Option and annual option granted under the 2002 Plan has an exercise price per share equal to the fair market value per share of our common stock on the date of grant and a term of ten years. Both the Initial Options and the annual options granted to newly elected or appointed non-employee directors vest and become exercisable in four substantially equal installments on each of the four anniversaries of the date of grant of the option. All automatic non-employee director options granted under the 2002 Plan are nonstatutory stock options. They must be exercised, if at all, within 12 months after a non-employee director’s termination of service with us by reason of death or disability and otherwise within three months after termination of service, but in no event later than the expiration of the option’s term. In the event of our merger with another corporation or another change in control event, all automatic non-employee director options will become fully vested and exercisable.

In response to changing industry practices and competitive pressures in early 2004, the Board conducted a review of the retention and incentive practices of certain of the Company’s competitors and peers. Following that review, the Board determined that the outside director retention goals of the Company were better met through an annual grant of restricted shares of Company common stock under the Company’s Deferred Compensation Plan (the “DCP”) in lieu of the annual grant of options to purchase 7,500 shares of common stock under the 2002

Plan. Because of the timing of this decision, the annual grants for 2004 provided for by the 2002 Plan were not made. In March 2004, the Board approved annual grants of restricted shares of common stock under the DCP with a dollar value equivalent of $90,000 for each non-employee director. For non-employee directors currently serving on the Board, the grants will occur annually on February 14, the anniversary of the effective date of the Company’s initial public offering. New non-employee directors are entitled to receive the restricted share grant on the first, and each subsequent, anniversary of their initial date of joining the Board. Effective July 27, 2004, the Board changed the timing of the annual grants for administrative convenience so that each new non-employee director would receive his or her restricted share grant on the first day of the calendar quarter nearest to that director’s anniversary of election or appointment to the Board. Each restricted share grant vests upon the second anniversary of its date of grant. In order to receive the restricted share grant(s), each non-employee director is required to sign, and has signed, a waiver of his or her right to receive the annual option grant under the 2002 Plan; however, new non-employee directors will continue to receive an Initial Option, and any Initial Option previously granted under the 2002 Plan will continue to remain outstanding.

We reimburse all non-employee directors for expenses incurred to attend meetings of our Board or its committees, promptly after such expense is incurred.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2005, we maintained six compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These consisted of the 1995 Stock Option Plan, the 1995 Executive Stock Option Plan, the 1998 Stock Option Plan, the 2002 Stock Option Plan(1), the 2002 Employee Stock Purchase Plan(2) (the “Purchase Plan”) and the Deferred Compensation Plan, all of which have been approved by our stockholders. Accredited’s Board of Directors agreed to discontinue the Purchase Plan effective January 1, 2006. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2005:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	1,394,076	$26.23	2,283,814	(2)
Equity compensation plans not approved by stockholders	—	—	—
Total	1,394,076	$26.23	2,283,814	(2)

(1)	The shares that are reserved for issuance under the 2002 Stock Option Plan are subject to automatic increase on January 1 and July 1 of each year through July 1, 2013 by a number of shares equal to the lower of (a) 12% of the issued and outstanding shares of the Company’s common stock (calculated as of the immediately preceding December 31 and June 30, as applicable) minus (1) shares subject to options under all of the Company’s option plans and (2) shares available for grant under the 2002 Stock Option Plan or (b) such lower amount as determined by the Board.
(2)	Includes 1,216,516 shares reserved for issuance under the Deferred Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Involving Officers, Directors and 5% Stockholders

Since January 2005, there has been no transaction to which we were a party in which the amount involved exceeded $60,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest, other than the compensation arrangements, including stock option agreements, and other agreements and transactions which are described in this proxy statement and the transactions described below.

On August 1, 2001, Joseph J. Lydon, our President, Chief Operating Officer, director and a holder of 3.7% of our common stock, issued a promissory note to us in order to exercise his options to purchase 1,000,000 shares of our common stock. The promissory note was due on the earlier of (i) August 1, 2005 or (ii) the termination of Mr. Lydon’s employment with us. The principal amount of the note was $1,250,000, which amount was accruing interest at a rate of 10.6% per annum. Mr. Lydon was entitled to prepay the entire principal balance of the note at any time; however, interest on the entire original principal was still due and payable on each anniversary of the date of the note through the maturity date of the note. The promissory note was full recourse and was secured by Mr. Lydon’s 1,000,000 shares of our common stock, pursuant to a stock pledge agreement. In December 2004, Mr. Lydon prepaid the entire principal balance and accrued interest on the note for a total payment to us of $1,382,500. Upon receipt of Mr. Lydon’s payment, we released the shares in accordance with the terms of the stock pledge agreement. Pursuant to a letter from us to Mr. Lydon dated August 1, 2001, we agreed to pay Mr. Lydon supplemental compensation payments of $238,000 on August 1, 2002 and on each August 1 thereafter through August 1, 2005. In addition, on June 13, 2002, we made a loan to Mr. Lydon at 10% interest to cover certain income taxes payable in connection with his exercise of options, with an original principal balance of $30,352 (the “Tax Note”). During 2005, the largest amount outstanding on the Tax Note was $10,156. In September 2005, the outstanding balance of this loan was paid in full.

Transactions with Accredited Mortgage Loan REIT Trust

Accredited Home Lenders, Inc. (“AHL”) is our wholly-owned subsidiary and the direct corporate parent of the REIT. We are the indirect corporate parent of the REIT and the guarantor with respect to payments on the REIT’s outstanding publicly held preferred shares. The REIT may have interests which are not identical to ours. Consequently, conflicts of interest may arise with respect to transactions, including, without limitation, the REIT’s acquisition of mortgage loans from AHL and the provision by AHL of advisory services to the REIT. It is our intention, and that of the REIT, that any agreements and transactions between us, on the one hand, and AHL, the REIT and/or their respective affiliates, on the other hand, are fair to all parties and consistent with market terms. However, there can be no assurance that such transactions will be on terms as favorable to us as those that could have been obtained from unaffiliated third parties.

On October 1, 2004, the REIT entered into an intercompany administration and servicing agreement with AHL whereby the REIT compensates AHL for loan servicing, treasury, accounting, tax and other administrative services provided by AHL. The REIT pays to AHL a management fee equal to 0.5% per year on the outstanding principal balance of the loans serviced by it, plus miscellaneous fee income collected from mortgagors, including late payment charges, assumption fees and similar items. The REIT, on the one hand, and AHL, on the other hand, may offset any balance or amount due from one party to the other under this agreement or any other contract entered into between such parties. Therefore, on each settlement date, either the REIT or AHL will pay to the other party interest on the net average balance payable at an annual rate equal to the Six-Month LIBOR plus 1.0%.

AHL has previously executed securitizations of residential mortgage loans in which it obtained the related retained interests. During 2004, AHL transferred the retained interests in the Accredited Mortgage Loan Trust 2002-1, 2002-2, 2003-1, 2003-2, 2003-3 and 2004-1 securitizations to the REIT as a net contribution of capital totaling $59.1 million, which does not include additional cash contributions and subsequent contributions of assets and liabilities during 2004 for the Accredited Mortgage Loan Trust 2004-2, 2004-3 and 2004-4 securitizations. In addition, the REIT acquired the mortgage assets for the Accredited Mortgage Loan Trust 2004-2, 2004-3, 2005-1, 2005-2, 2005-3 and 2005-4 securitizations as contributions of capital from AHL. These mortgage assets consisted primarily of residential mortgage loans, or interests in these mortgage loans, that had been originated or acquired by AHL.

During 2005, AHL and the REIT, as several borrowers or sellers, entered into warehouse transactions with lenders to finance the related mortgage loans that are to be contributed by AHL to the REIT and then subsequently securitized with permanent bond financing. As of December 31, 2005, AHL and REIT had entered into six warehouse facilities to permit the securitization of mortgage loans directly from the warehouse facility. The duration of each of these facilities ranges from one to two years. Each of the agreements has cross-collateralization provisions and AHL provides a guarantee of the REIT’s obligations under the credit facilities, and on four of the credit facilities Accredited provides a guarantee of AHL’s and REIT’s obligations. In addition, the facilities are structured so that the REIT only has monetary responsibilities for a limited period of time prior to a securitization and otherwise does not have any monetary obligations under the facilities. The net proceeds of the securitizations are to be primarily used by AHL or the REIT to repay the warehouse debt and pay other expenses of the securitization.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with, except for one late report by each of Joseph J. Lydon and Ray W. McKewon with respect to one transaction each, and one late report by Stuart D. Marvin to report Initial Statement of Beneficial Ownership on Form 3.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is comprised of non-employee directors. The members of the Compensation Committee are Mr. Berglund, Mr. Erickson and Mr. Espy. As part of a planned rotation, Mr. Espy replaced Mr. Berglund as the Compensation Committee’s Chairperson effective January 25, 2006. Each member of the Compensation Committee has been affirmatively determined by the Board of Directors to be an “independent director” as defined by the NASDAQ Marketplace rules. The Compensation Committee is responsible for managing the compensation of the executive officers of the Company, including the review and approval of policies governing such compensation, review of the performance of the executive officers and determining or recommending to the Board of Directors the compensation levels for executive officers.

The Compensation Committee’s compensation policies with respect to executive officers are designed to attract, retain and reward executive officers who contribute to the Company’s success, to align executive officer compensation with the Company’s performance and to motivate executive officers to achieve the Company’s business objectives, always with stockholder value in mind. The Company uses salary, cash bonuses, stock option grants and restricted stock grants to implement these policies.

Base salaries of executive officers are reviewed annually by the Compensation Committee and consideration is generally given to (i) salary recommendations from the Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, (iii) financial results of the Company for the previous year, and (iv) compensation information available for the industry and the Company’s publicly-traded peers. Incentive compensation for executive officers was provided for in 2005 under the Company’s Management Incentive Plan approved by the Compensation Committee (the “Incentive Plan”). The Incentive Plan authorized both cash and restricted stock awards based on a combination of the Company’s performance and the individual’s performance. The Incentive Plan established maximum levels of awards that could be granted based upon the Company’s attaining different levels of net income, and actual awards to executive officers were based upon individual performance, as determined by the Compensation Committee with input from the Chief Executive Officer. In 2005, the Compensation Committee determined compensation for the Company’s Chief Executive Officer, Mr. Konrath, in the same manner as for other executive officers except that the maximum award amounts under the Incentive Plan for the Chief Executive Officer (and for the President, the Executive Vice President and the Director of Operations) were established at higher levels than for other executive officers. In awarding Mr. Konrath the maximum award amounts available under the Incentive Plan with respect to 2005, the Compensation Committee took into account the Company’s record volume and profits for 2005 and the performance of the Company’s stock during the year and publicly-available information about compensation at similarly-situated companies in the industry.

Section 162(m) of the Internal Revenue Code restricts deductibility of executive compensation paid to the Company’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year (“named executive officers”) to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. Toward that end, the Compensation Committee adopted the Company’s Long-Term Performance Plan effective as of January 1, 2006 (“LTPP”). If approved by the stockholders at our 2006 annual meeting, payments that may be made to named executive officers under the LTPP may qualify as deductible for U.S. federal income tax purposes, even if they exceed $1,000,000. For 2006, the Compensation Committee has designated the Chief Executive Officer, President, Executive Vice President, Director of Operations, Chief Financial Officer and General Counsel as participants in the LTPP. It has also removed those officers from participation in the Incentive Compensation Plan for Executive Management and Incentive Compensation Plan for Senior Management, as applicable, except to the extent of any guaranteed bonus (see “Proposal No. 2. Approval of the Material Terms of the Accredited Home Lenders Holding Co. Long Term Performance Plan”).

The Board believes that the LTPP benefits stockholders by linking a portion of executive compensation to performance and by qualifying amounts paid pursuant to the Plan for a U.S. federal income tax deduction. Income related to grants of restricted stock outside of the LTPP generally does not qualify for an exemption; however, the Compensation Committee believes that the retention value of grants of the restricted stock that were made with respect to 2005 outweighs the limitation on the deductibility of income related to such grants. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

COMPENSATION COMMITTEE

Mr. Espy (Chairperson)

Mr. Berglund

Mr. Erickson

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, Grant Thornton LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined by the NASDAQ Marketplace rules. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The members of the Audit Committee are Ms. Gunderson, Mr. Espy and Dr. Pratt.

The Audit Committee has met and has reviewed and discussed with management and Grant Thornton LLP our audited financial statements as of and for the year ended December 31, 2005. The Audit Committee has also discussed and reviewed with the auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has met with Grant Thornton LLP, with and without management present, to discuss the overall scope of Grant Thornton LLP’s audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

AUDIT COMMITTEE

Ms. Gunderson (Chairperson)

Mr. Espy

Dr. Pratt

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the annual percentage change in the cumulative total return on our common stock with the cumulative total returns of the CRSP Total Return Index for the NASDAQ Stock Market and the NASDAQ Total Return Index for Mortgage Bankers and Brokers (SIC 6160-6169) for the period commencing on February 14, 2003, the date of our initial public offering and ending on December 31, 2005.

Comparison of Cumulative Total Return From February 14, 2003 through December 31, 2005(1)

of the Company, CRSP Total Return Index for the NASDAQ Stock Market

and NASDAQ Total Return Index for Mortgage Bankers and Brokers (SIC 6160-6169)

(1)	Assumes that $100 was invested on February 14, 2003 at the closing price on the date of our initial public offering, in our common stock and each index, and that all dividends have been reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2007 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than January 5, 2007. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than January 5, 2007.

HOUSEHOLDING

We have adopted the process called “householding” for mailing the annual report and proxy statement in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may contact us by writing c/o the Secretary at our corporate headquarters. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting us in the same manner.

If you are a beneficial owner, you can request additional copies of the proxy statement and annual report or you can request householding by notifying your broker, bank or nominee.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2006 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their discretion.

MISCELLANEOUS

The information referred to under the captions “Report of the Compensation Committee on Executive Compensation,” “Report of the Audit Committee” and “Comparison of Stockholder Return” (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the Securities Exchange Act of 1934 (“1934 Act”), and (ii) notwithstanding anything to the contrary that may be contained in any filing by the Company under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC, including the financial statements and financial statement schedules, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 15090 Avenue of Science, San Diego, California 92108 or may be accessed on the Internet at www.accredhome.com under the Investors/Shareholders link.

By order of the Board of Directors,

James A. Konrath

Chairman of the Board and Chief Executive Officer

May 5, 2006

Appendix A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

OF

ACCREDITED HOME LENDERS HOLDING CO.

I.	PURPOSE

This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Accredited Home Lenders Holding Co. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary purposes of the Committee are to (i) oversee the accounting and financial reporting process of the Company and the audits of the Company’s financial statements, and (ii) to assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public, and on the Company’s compliance with legal and regulatory requirements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company’s independent auditor, review the performance of the Company’s internal audit function and prepare any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”).

The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate investigations, and hire legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II.	ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall comprise three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of both the The Nasdaq Stock Market and the New York Stock Exchange. In addition, the Committee shall not include any member who:

•	has participated in the preparation of the financial statements of the Company or any current subsidiary at any time during the past three (3) years;

•	accepts any consulting, advisory, or other compensatory fee, directly or indirectly, from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board; or

•	is an affiliate of the Company or any subsidiary of the Company, other than a director who meets the independence requirements of both the The Nasdaq Stock Market and the New York Stock Exchange.

Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, at least one member shall have (i) past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual being financially sophisticated, which may include being or having been a chief executive, chief financial or other senior officer with financial oversight responsibilities, and (ii) relevant accounting or related financial management expertise, such qualification to be interpreted by the Board in its business judgment. No Committee member shall simultaneously serve on the audit committee of more than three public companies without prior disclosure to the Committee and the Board and an affirmative determination by the Board that such service does not impair the ability of such member to serve effectively on the Committee, which determination shall be disclosed in the annual proxy statement.

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board on the recommendation of the Nominating and Corporate Governance Committee. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.	MEETINGS

The Committee shall meet at least four times a year, with the authority to convene additional meetings, as circumstances require. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate. The Committee shall meet with management, the internal auditor and the independent auditor in separate executive sessions as appropriate. The Committee shall meet with the independent auditor and management on a quarterly basis to review the Company’s financial statements and financial reports. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

To fulfill its responsibilities and duties, the Committee shall:

A.	Oversight of the Company’s Independent Auditor

1. Be directly and solely responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each such auditor reporting directly to the Committee.

2. Periodically review and discuss with the independent auditor (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the independent auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor’s objectivity and independence and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditor.

3. Obtain and review annually a report from the independent auditor describing (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review or peer reviews or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues, and (iii) all relationships between the independent auditor and the Company.

4. Evaluate annually the qualifications, performance and independence of the independent auditor, including a review of whether the independent auditor’s quality-control procedures are adequate and a review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management and the Company’s internal auditors, and report to the Board on its conclusions, together with any recommendations for additional action.

5. Consult with the independent auditor to assure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years, consider issues related to the timing of such rotation and the transition to new lead and reviewing partners, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm, and report to the Board on its conclusions.

6. Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures; and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting.

7. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit. Discuss with the independent auditor the responsibilities, budget and staffing of the internal audit functions.

8. Approve as necessary the termination of the engagement of the independent auditor.

9. Establish policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the impact of such policies on auditor independence.

10. Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the independent auditor but that were “passed” (as immaterial or otherwise), any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement, any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the independent auditor to the Company, or any other material written communication provided by the independent auditor to the Company’s management.

11. Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

B.	Review of Financial Reporting, Policies and Processes

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements.

3. Review and discuss with management and the independent auditor the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s periodic reports.

4. Review and discuss earnings press releases and other information provided to securities analysts and rating agencies, including any “pro forma” or adjusted financial information.

5. Periodically meet separately with management, the internal auditor and with the independent auditor.

6. Review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

7. Review with management its assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), review with the independent auditor the attestation to and report on the assessment made by management, and consider with management, the internal auditor and the independent auditor whether any changes to the Internal Controls are appropriate in light of management’s assessment or the independent auditor’s attestation.

8. Review with management its evaluation of the Company’s procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the SEC for the filing of such reports (“Disclosure Controls”), and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of such Disclosure Controls.

9. Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.

10. Review with management and the independent auditor the effect of regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in selection of an application of accounting principles. Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

11. Review any analyses prepared by management and/or the independent or internal auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the effects of alternative GAAP methods on the financial statements.

12. Review any special audit steps adopted in light of material control deficiencies. Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

13. Review the appointment and replacement of the internal auditors.

14. Review the significant reports to management prepared by the internal auditors.

15. Discuss with management and the internal auditors the internal auditors’ responsibilities, budget and staffing and the planned scope of internal audits.

C.	Risk Management, Related Party Transactions, Legal Compliance and Ethics

1. Review with the chief executive and chief financial officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

2. Review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

4. Adopt a Code of Ethics for all employees and directors which includes the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Ethics.

5. As requested by the Board, review and investigate conduct alleged by the Board to be in violation of the Company’s Code of Ethics, and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

6. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

7. Discuss guidelines and policies to govern the process by which risk assessment and management is undertaken and handled. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

8. Review with the Company’s general counsel and report to the Board on litigation, material government investigations and compliance with applicable legal requirements and the Company’s Code of Ethics.

9. Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

10. Develop, in coordination with the Nominating and Corporate Governance Committee, and implement an annual performance evaluation of the Committee.

11. Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

12. Review and reassess the Charter’s adequacy at least annually.

Appendix B

ACCREDITED HOME LENDERS HOLDING CO.

LONG-TERM PERFORMANCE PLAN

(EFFECTIVE JANUARY 1, 2006)

PURPOSE

The purpose of this Long-Term Performance Plan (“Plan”) is to motivate and reward eligible employees by making a portion of their compensation dependent on the achievement of certain Objective Business Criteria related to the performance of Accredited Home Lenders Holding Co. (the “Company”) and its operating units. This Plan is designed to ensure that the incentives paid hereunder to executive officers of the Company are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”). Accordingly, the material terms of this Plan as to “covered employees” under Code Section 162(m) are subject to the approval of the Company’s stockholders pursuant to Code Section 162(m).

PARTICIPANTS

The participants in this Plan shall be key employees of the Company, as determined by the Committee.

THE COMMITTEE

The Committee shall consist of at least two outside directors of the Company that satisfy the requirements of Code Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret this Plan in accordance with Code Section 162(m). Unless the Board provides otherwise, the Compensation Committee of the Company’s Board of Directors shall be the Committee.

AMOUNT OF BONUS

A participant’s bonus payment, if any, is based on (i) an individual target set by the Committee in writing with respect to the Performance Period and (ii) the Objective Business Criterion or Criteria for the Performance Period (increased or decreased, in each case in accordance with factors adopted by the Committee with respect to the Performance Period that relate to unusual items).

MAXIMUM BONUS

No bonus in excess of five million dollars ($5,000,000) will be paid to any participant with respect to a Performance Period. The Committee may also reduce an individual’s bonus calculated under Section 4 in its sole discretion.

OBJECTIVE BUSINESS CRITERIA

This Plan’s “Objective Business Criteria” may include one or more of the following: (a) sales revenue; (b) gross margin; (c) operating margin; (d) profit margin; (e) operating income; (f) pre-tax profit; (g) earnings before interest and taxes; (h) earnings before interest, taxes, depreciation and amortization; (i) net income; (j) expenses; (k) market price of the shares; (l) earnings per share; (m) return on stockholder equity; (n) return on capital; (o) return on net assets; (p) return on investment; (q) internal rate of return; (r) economic value added; (s) market share; (t) customer service; (u) customer satisfaction; (v) total stockholder return; (w) free cash flow; (x) budget; (y) internal audit/risk assessment; (z) group or corporate financial goals; (aa) dividends; (bb)

B-1

attainment of strategic and operational initiatives; (cc) cost to originate loans; (dd) loan quality; (ee) loan origination; (ff) loan delinquency rates; (gg) liquidity management; (hh) loan losses; (ii) net interest income; (jj) net interest income margin; (kk) expense ratio; (ll) debt to capitalization; (mm) debt to equity; (nn) comparisons with various stock market indices; (oo) increase in number of customers; (pp) reductions in costs (or limits on cost increases); (qq) mortgage loans; (rr) resolution of administrative or judicial proceedings or disputes; (ss) employee retention, development, succession planning; (tt) diversity; (uu) compliance; and (vv) such other Criteria as determined by the Committee, each with respect to the Company and/or any operating unit(s) of the Company, as determined by the Committee in its sole discretion. Bonuses to be paid to participants who are not subject to the limitations of Code Section 162(m) may take into account other factors.

PERFORMANCE PERIODS

A “Performance Period” shall be, with respect to a participant, any period not exceeding three years, as determined by the Committee in its sole discretion. The selection and adjustment of applicable Objective Business Criteria, and the establishment of targets, shall occur in compliance with the rules of Code Section 162(m).

PAYMENT OF BONUS

Subject to the Committee’s discretion, the payment of a bonus under the Plan generally requires that the participant be on the Company’s payroll as of the date the bonus is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion. Bonus payments may be made (i) in cash, and/or (ii) in shares of common stock granted under an equity compensation plan of the Company. The number of shares granted shall be determined by dividing the cash amount forgone by the fair market value (as defined under the equity compensation plan) of a share on the date in question, rounded down to the nearest whole share. No bonus shall be paid unless and until the Committee certifies in writing the extent to which the Objective Business Criterion/Criteria applicable to a participant have been achieved or exceeded. The Committee, in its sole discretion, may permit a participant to defer receipt of any amounts that would otherwise be delivered to the participant under this Plan. Any such deferral elections shall be subject to such rules and procedures as determined by the Committee in its sole discretion, and such deferrals shall be structured to comply with the requirements of Code Section 409A.

AMENDMENT AND TERMINATION

The Board of Directors reserves the right to amend or terminate this Plan at any time with respect to future services of participants. Plan amendments will require stockholder approval only to the extent required by applicable law.

LEGAL CONSTRUCTION

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included. The granting of awards under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. This Plan and all awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of this Plan.

B-2

Please Mark Values as in this Example

FOR ALL NOMINEES

WITHHOLD AUTHORITY for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.

ACCREDITED HOME LENDERS HOLDING CO.

C/O U.S. STOCK TRANSFER CORPORATION 1745 GARDENIA AVENUE, SUITE 200 GLENDALE, CALIFORNIA 91204-2991 (818) 502-1404

TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE

1. Election of two Class III Directors.

Nominees: (01) Jody A. Gunderson

(02) Richard T. Pratt, DBA

FOR ALL Nominees EXCEPT

2. To approve the material terms of the Accredited Home Lenders Holding Co. Long-Term Performance Plan.

FOR AGAINST ABSTAIN

3. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

FOR AGAINST ABSTAIN

4. To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.

The undersigned acknowledges receipt of the Notice & Proxy Statement for the 2006 Annual Meeting of Stockholders (the terms of each of which are incorporated by reference herein) and the Annual Report to Stockholders for the year ended December 31, 2005.

Stockholders should date this proxy and sign here exactly as name appears at left. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.

Signature

Date:

Signature

Date:

ACCREDITED HOME LENDERS HOLDING CO.

C/O U.S. STOCK TRANSFER CORPORATION 1745 GARDENIA AVENUE, SUITE 200 GLENDALE, CALIFORNIA 91204-2991 (818) 502-1404

TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE

PROXY

ACCREDITED HOME LENDERS HOLDING CO.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS June 8, 2006

Solicited on Behalf of the Board of Directors

The undersigned holder(s) of Common Stock of Accredited Home Lenders Holding Co., a Delaware corporation (the “Company”), hereby appoint(s) James A. Konrath and Joseph J. Lydon, or either of them, as proxies for the undersigned, with power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the Company’s principal offices, 15090 Avenue of Science, San Diego, California 92128, on Thursday, June 8, 2006 at 4:00 p.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the meeting.

A vote FOR Proposals 1, 2 and 3 and granting the proxies discretionary authority is recommended by the Board of Directors of the Company. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse hereof. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” each of the nominees for director and “for” the other proposal. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

IMPORTANT: Please cast your vote (i) by telephone at (888) 426-7035; (ii) via the Internet at www.proxyvoting.com/lend; or (iii) by filling in, dating, signing and promptly mailing this proxy card in the accompanying postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously voted by phone or over the Internet or sent in your proxy card.

(Continued on other side)

SEE REVERSE SIDE

SEE REVERSE SIDE